EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CT Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated March 30, 2006, with respect to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, and our report dated March 30, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of CT Communications, Inc.

Our report dated March 30, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified a material weakness in internal control over financial reporting related to management’s review of the consolidated balance sheet for determining current versus non-current classification of assets and liabilities, and a material weakness in internal control over financial reporting related to accounting for equity-method investments.

/s/  KPMG LLP

Charlotte, North Carolina
March 30, 2006